Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
VIA RENEWABLES, INC.
of
Up to 800,000 Shares of its 8.75% Series A Fixed-to-Floating Rate
Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share at a Purchase Price of $22.50 per share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 17, 2024
UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).
Via Renewables, Inc., a Delaware corporation (the “Company”), is offering to purchase up to 800,000 shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a purchase price of $22.50 per share, in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer on Schedule TO-I (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the “shares” shall refer to the shares of the Series A Preferred Stock of the Company, all references to “holders” shall refer to holders of such shares and all references to “we,” “our,” or “us” refers to the Company and its subsidiaries.
On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the Offer a purchase price of $22.50 per share, in cash, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn will be purchased. Due to the proration provision described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned as promptly as practicable following the expiration of the Offer. See Section 3.
Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 800,000 shares pursuant to the Offer. See Section 1.
The Offer is not conditioned upon the receipt of any financing or on any minimum number of shares being tendered. However, the Offer is subject to certain other conditions. See Section 6.
The shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ Global Select”) under the symbol “VIASP.” On November 14, 2024, the last full trading day before commencement of the Offer, the NASDAQ Global Select closing price per share of Series A Preferred Stock was $21.54. Holders of Series A Preferred Stock are urged to obtain current market quotations for the shares. See Section 7.
Our Board of Directors has authorized us to make the Offer. However, none of us, our Board of Directors, the Information Agent or the Depositary, or any of our or their respective affiliates, makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender any of your shares with your broker or other financial or tax advisor. See Section 2.

Our directors and executive officers, to the extent they beneficially own shares, are entitled to participate in the Offer on the same basis as all other holders. Our Chief Executive Officer and Chairman owns 7,000 shares of Series A Preferred Stock and none of our other officers or directors beneficially own shares of Series A Preferred Stock. Our Chief Executive Officer and Chairman has advised us that he does not intend to participate in the Offer.
Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
November 15, 2024

IMPORTANT
If you desire to tender all or any portion of your shares, you should either (1)(a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution if you desire to tender those shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
If you desire to tender shares and the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
To properly tender shares, you must validly complete the Letter of Transmittal.
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
We are not making the Offer to, and will not accept any tendered shares from, holders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to holders in any such U.S. state.
None of us, the Information Agent or the Depositary has authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. None of us, the Information Agent or the Depositary has authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained, or incorporated by reference, in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I. We take no responsibility for, and can provide no assurance as to the reliability of, any information or representation, recommendation or information that others may provide you.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this Offer to Purchase, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this Offer to Purchase and include statements regarding the impacts of Winter Storm Uri, cash flow generation and liquidity, business strategy, prospects for growth and acquisitions, outcomes of legal proceedings, the timing, availability, ability to pay and amount of cash dividends on our Series A Preferred Stock, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives, beliefs of management, availability and terms of capital, competition, government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this Offer to Purchase are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:
•
the ultimate impact of the Winter Storm Uri, including future benefits or costs related to ERCOT market securitization efforts, and any corrective action by the State of Texas, ERCOT, the Railroad Commission of Texas, or the Public Utility Commission of Texas;

•	changes in commodity prices, the margins we achieve, and interest rates;
•	the sufficiency of risk management and hedging policies and practices;
•	the impact of extreme and unpredictable weather conditions, including hurricanes, heat waves and other natural disasters;
•	federal, state and local regulations, including the industry’s ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;
•	our ability to borrow funds and access credit markets;
•	restrictions and covenants in our debt agreements and collateral requirements;
•	credit risk with respect to suppliers and customers;
•	our ability to acquire customers and actual attrition rates;
•	changes in costs to acquire customers;
•	accuracy of billing systems;
•	our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;
•	significant changes in, or new changes by, the independent system operators (“ISOs”) in the regions we operate;
•
risks related to our recently completed Merger including the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger Agreement or otherwise, the impact of the Merger on our operations and the amount of the costs fees, expenses and charges related to Merger;

•	competition; and
•	the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q, and other public filings and press releases.
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You should review the risk factors and other factors noted throughout or incorporated by reference in this Offer to Purchase that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this Offer to Purchase. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.
Who is offering to purchase my shares?
The Company is offering to purchase up to 800,000 shares of its Series A Preferred Stock. See Section 1.
What will the purchase price for the shares be and what will be the form of payment?
The purchase price for the shares will be $22.50 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.
How many shares will the Company purchase in the Offer?
We will purchase up to 800,000 shares in the Offer (representing approximately 22.4% of our outstanding shares of Series A Preferred Stock), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If more than 800,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis. See Sections 1 and 6.
How will the Company pay for the shares?
Assuming that the maximum of 800,000 shares to be purchased are tendered in the Offer at a price of $22.50 per share, the aggregate purchase price will be approximately $18 million. We anticipate that we will pay for the shares purchased in the Offer and all fees and expenses applicable to the Offer from cash on hand. As of November 14, 2024, we had approximately $6.03 million in cash and cash equivalents. See Section 8.
What does the Company intend to do with the shares of Series A Preferred Stock that are tendered in the Offer?
Shares of Series A Preferred Stock accepted for payment by us in the Offer will be restored to the status of authorized but unissued shares of Series A Preferred Stock without designation as to class or series. Immediately prior to our purchase of shares of Series A Preferred Stock that are tendered in the Offer, our subsidiary, Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo”) will redeem from us an equal number of Spark HoldCo Series A preferred units in exchange for the same amount of cash that is to be paid by us to purchase shares of Series A Preferred Stock pursuant to the Offer as described below.
We are a holding company whose sole material asset consists of units in Spark HoldCo. Spark HoldCo is the direct and indirect owner of the subsidiaries through which we operate, and we are the sole managing member of Spark HoldCo and responsible for all operational, management and administrative decisions relating to Spark HoldCo’s business.
Pursuant to the Spark HoldCo LLC Agreement (as defined herein), we hold an equivalent number of Spark HoldCo preferred units to our outstanding Series A Preferred Stock. For any redemption, repurchase or distribution related to the Series A Preferred Stock, the Spark HoldCo LLC Agreement requires Spark HoldCo to concurrently redeem or repurchase an equal number of Series A preferred units from us in exchange for cash in the amount required for us to redeem, repurchase or pay a distribution on such shares. Following the redemption of the Series A preferred units, such preferred units will be cancelled by Spark Holdco.
How long do I have to tender my shares? Can the Offer be extended, amended or terminated?
You may tender your shares until the Offer expires. The Offer will expire on Tuesday, December 17, 2024 at 5:00 p.m., New York City time, unless we extend the Offer. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 5:00 p.m., New York City time, on Wednesday, December 11, 2024), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 14.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.
What is the purpose of the Offer?
Our Board of Directors, after evaluating our existing liquidity, our expected cash flow, the expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our Series A Preferred Stock in the Offer represents a prudent use of the funds required for the Offer given our business profile, assets and current market price of Series A Preferred Stock. As of November 14, 2024, we had approximately $6.03 million in cash and cash equivalents. Assuming that the maximum of 800,000 shares to be purchased are tendered in the Offer at a price of $22.50 per share, the aggregate purchase price will be approximately $18 million. We will use a portion of cash on hand to fund the Offer.
The Offer represents an opportunity for us to return capital to holders of Series A Preferred Stock who elect to tender their shares, subject to the terms and conditions of the Offer. The Offer also provides holders of Series A Preferred Stock with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. For the Company, the Offer provides an opportunity for it to reduce fixed charges through reduced aggregate dividend payments to the Series A Preferred Stock. See Section 2 for a more detailed description of certain of the factors our management and Board of Directors considered when determining whether to authorize the Offer.
What are the significant conditions to the Offer?
Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:
•
No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer.

•
No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•
No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after November 14, 2024, the last trading day prior to the commencement of the tender offer.

•
No significant further slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease that, in our reasonable judgment, diminishes general economic activity to a degree sufficient to materially reduce demand for natural gas and electricity consumption or else materially disrupts the Company’s ability to provide energy.

•
No other changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

•
No decline shall have occurred in the market price for the Series A Preferred Stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 20% from the close of business on November 14, 2024.

•
No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred.

•	Any necessary regulatory approvals or non-objections shall have been obtained and shall remain in full force and effect.
•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer.
•
The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NASDAQ Global Select or cause the shares to be subject to deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in Section 6.
Following the Offer, with the Series A Preferred Stock continue to be publicly traded?
Yes, following the Offer we expect that the Series A Preferred Stock will continue to be listed on the NASDAQ Global Select.
How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Tuesday, December 17, 2024, or any later time and date to which the Offer may be extended:
•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.
•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.
•	If you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.
You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Do the Company’s directors or executive officers or affiliates intend to tender their shares in the Offer?
Our Chief Executive Office and Chairman, W. Keith Maxwell III, owns 7,000 shares of Series A Preferred Stock. He does not intend to participate in the Offer. No other of our directors, executive officer or affiliates own shares of Series A Preferred Stock. Thus, they do not intend to participate in the Offer. Following ten business days from the closing of the Offer pursuant to Rule 13e-4(f)(6) of the Exchange Act, our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, purchase shares of Series A Preferred Stock from time to time in open-market and/or other transactions at prices that may be more or less favorable than the purchase price to be paid to holders pursuant to the Offer. If such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates would increase as a percentage of our outstanding Series A Preferred Stock following the consummation of the Offer.
What happens if more than 800,000 shares are tendered?
If the terms and conditions of the Offer have been satisfied or waived and more than 800,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and
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not properly withdrawn on or prior to the Expiration Time, we will purchase shares from all holders of Series A Preferred Stock who properly tender shares that are not properly withdrawn, on a pro rata basis. We will not accept shares subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Series A Preferred Stock tendered by a tendering holder.
Because of the proration provision described above, we may not purchase all of the shares that you tender. See Section 1.
How will the tender offer affect the number of our shares outstanding and the number of record holders?
As of November 14, 2024, we had 3,567,543 shares of Series A Preferred Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 2,767,543 shares outstanding immediately following the purchase of shares tendered in the Offer (based on the number of shares outstanding as of November 14, 2024). The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2. We expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
Furthermore, if any of holders of Series A Preferred Stock (i) who hold shares in their own name as holders of record or (ii) who are “registered holders” as participants in the Depository Trust & Clearing Corporation’s (“DTC”) system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Holders of Series A Preferred Stock who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.
If I own fewer than 100 shares and I tender some or all of my shares, will I be subject to proration?
Yes. If you own beneficially or of record fewer than 100 shares in the aggregate, any shares you tender will be subject to the same terms and conditions of the Offer, including the proration provisions, as all other tenders pursuant to the Offer.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Tuesday, December 17, 2024, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 11:59 p.m., New York City time, on Wednesday, January 15, 2025, the 40th business day after the commencement of the Offer. See Section 4
How do I withdraw shares I previously tendered?
To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has authorized us to make the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary, or any of our or their respective affiliates, makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

If I decide not to tender, how will the Offer affect my shares?
Holders of Series A Preferred Stock who choose not to tender their shares will own a greater percentage interest in our outstanding Series A Preferred Stock following the consummation of the Offer if shares are purchased in the Offer. See Section 2.
What is the recent market price of my shares?
On November 14, 2024, the last full trading day before commencement of the Offer, the NASDAQ Global Select closing price per share of our Series A Preferred Stock was $21.54. We urge you to obtain current market quotations for the shares before deciding whether to tender any of your shares. See Section 7.
When will the Company pay for the shares I tender?
We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.
If I tender shares of Series A Preferred Stock, will I receive any dividends that become payable in respect of such shares prior to the settlement date with respect to such dividend?
The Company does not expect to declare a dividend on the Series A Preferred Stock prior to the Expiration Time. The next dividend payable by the Company is on January 15, 2025 to holders of record as of January 1, 2025, in accordance with the Certificate of Designations for the Series A Preferred Stock. If the Company decides to extend the Offer, such that the record date of such dividend falls during the period of the Offer, your decision to tender shares would not impact your right to receive such dividend, provided you were a record holder of your shares on January 1, 2025. However, holders of Series A Preferred Stock who tender shares in the Offer that are accepted for purchase by the Company will not be entitled to receive any future dividends on such shares of Series A Preferred Stock paid after the Expiration Time.
Will I have to pay brokerage commissions if I tender my shares?
If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.
Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?
Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.
What are the U.S. federal income tax consequences if I tender my shares?
If you are a U.S. holder (as defined in Section 13), your receipt of cash from us in exchange for the shares of Series A Preferred Stock you tender pursuant to the Offer generally will be a taxable event for U.S. federal income tax purposes. The cash you receive for your tendered shares will generally be treated for U.S. federal income tax purposes as either (1) consideration received in respect of a sale or exchange of the shares purchased by us or (2) a distribution from us in respect of such shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer to U.S. holders. U.S. holders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer.
If you are a non-U.S. holder (as defined in Section 13), the payment of cash for the shares of Series A Preferred Stock you tender pursuant to the Offer may be subject to U.S. federal income tax withholding at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer to non-U.S. holders. Non-U.S. holders are urged to consult their own tax advisors regarding the particular tax consequences to them of the Offer, including the application of U.S. federal income tax withholding, eligibility for a reduction of or exemption from withholding tax and the procedure for obtaining any available refund.
Will I have to pay stock transfer tax if I tender my shares?
We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder. See Section 5.
Who can I talk to if I have questions?
If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

INTRODUCTION
To the holders of Series A Preferred Stock:
We invite holders of Series A Preferred Stock to tender shares of Series A Preferred Stock for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 800,000 shares of our Series A Preferred Stock at a purchase price of $22.50 per share, in cash, less any applicable withholding taxes and without interest.
The Offer will expire at 5:00 p.m., New York City time, on Tuesday, December 17, 2024, unless extended.
Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provision described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares that we do not purchase because of proration to the tendering holders as promptly as practicable following the Expiration Time. See Section 1.
We expressly reserve the right to purchase more than 800,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 6.
Tendering holders whose shares are registered in their own names and who tender directly to Equiniti Trust Company, LLC, the Depositary, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Any tendering U.S. holder (as defined in Section 13) who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to backup withholding, unless such holder establishes that such holder is within a class of persons that is exempt from backup withholding, such as corporations and non-U.S. holders (as defined in Section 13). In order for a tendering non-U.S. holder to avoid backup withholding, the non-U.S. holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s non-U.S. status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. Notwithstanding the delivery of an IRS Form W-8 to establish an exemption from backup withholding, certain non-U.S. holders may still be subject to regular U.S. federal income tax withholding on gross proceeds payable to them pursuant to this Offer to Purchase. Section 13 of this Offer to Purchase describes certain U.S. federal income tax considerations of a sale of shares under the Offer.
This Offer is not conditioned upon the receipt of any financing or any minimum number of shares being tendered. However, our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.
Our Board of Directors has authorized us to make the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary, or any of our or their respective affiliates, is making any recommendation whether you should tender or refrain from tendering your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender any of your shares with your broker or other financial or tax advisor. See Section 2.
Our directors and executive officers, to the extent they beneficially own shares, are entitled to participate in the Offer on the same basis as all other holders. Our Chief Executive Officer and Chairman owns 7,000 shares of Series A Preferred Stock and none of our other officers or directors beneficially own shares of Series A Preferred Stock. Our Chief Executive Officer and Chairman has advised us that he does not intend to participate in the Offer.

We will pay the reasonable fees and expenses of D.F. King & Co., Inc., the Information Agent, and Equiniti Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 15.
As of November 14, 2024, there were 3,567,543 shares of our Series A Preferred Stock issued and outstanding. The 800,000 shares that we are offering to purchase in the Offer represent approximately 22.4% of the total number of outstanding shares of our Series A Preferred Stock as of November 14, 2024. The shares are listed and traded on NASDAQ Global Select under the symbol “VIASP.” On November 14, 2024, the last full trading day before commencement of the Offer, the NASDAQ Global Select closing price per share of Series A Preferred Stock was $21.54. Holders of Series A Preferred Stock are urged to obtain current market quotations for the shares. See Section 7.

THE TENDER OFFER
1.	Number of shares of Series A Preferred Stock; Purchase Price; Proration
General. Upon the terms and subject to the conditions of the Offer, we will purchase 800,000 shares of Series A Preferred Stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $22.50 per share, in cash, less any applicable withholding taxes and without interest.
The term “Expiration Time” means 5:00 p.m., New York City time, on Tuesday, December 17, 2024, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. See Section 14.
In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.
If we:
•	change the price to be paid for shares from $22.50 per share; or
•	decrease the number of shares being sought in the Offer;
and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
The Offer is not conditioned upon the receipt of any financing or any minimum number of shares being tendered. However, the Offer is subject to certain other conditions. See Section 6.
Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provision. All shares tendered and not purchased under the Offer, including shares not purchased because of proration, will be returned to the tendering holders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, as promptly as practicable following the Expiration Time.
Upon the terms and subject to the conditions of the Offer, if more than 800,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase such shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. We will not accept shares subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Series A Preferred Stock tendered by a tendering holder.
Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares, proration for each holder of Series A Preferred Stock tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the holder to the total number of shares properly tendered and not properly withdrawn by all holders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of shares that we will purchase from a holder of Series A Preferred Stock under the Offer may affect the U.S. federal income tax consequences to that holder and, therefore, may be relevant to a holder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Series A Preferred Stock or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans
Purpose of the Tender Offer. On November 15, 2024, we commenced the tender offer to purchase up to 800,000 shares of Series A Preferred Stock at a price per share of $22.50 to be funded from cash on hand. Assuming we elect to purchase the maximum of 800,000 shares to be purchased are tendered in the Offer at a price of $22.50 per share, the aggregate purchase price will be approximately $18 million. As of November 14, 2024, we had approximately $6.03 million in cash and cash equivalents. We will use a portion of cash on hand to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of Series A Preferred Stock in the Offer represents a prudent use of the funds required for the Offer.
Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and have carefully considered our business profile, assets and recent market prices for the Series A Preferred Stock. In considering whether to authorize the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including the reduction in the amount of cash on hand as described in Section 8 to fund the purchase price and the reduced fixed charges through reduced aggregate dividend payments to the Series A Preferred Stock. Our Board of Directors believes that investing in Series A Preferred Stock at this time is a prudent use of our financial resources. We believe that, after giving effect to the Offer, our current financial resources, including debt capacity, will continue to allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.”
In considering whether to authorize the Offer, our management and Board of Directors gave careful consideration to a number of additional factors, including the following:
•	The Offer represents an opportunity for us to return capital to holders of Series A Preferred Stock who elect to tender their shares, subject to the terms and conditions of the Offer;
•
The Offer is available to all holders of Series A Preferred Stock and all holders are free to accept or reject the Offer, and, if accepted, to determine what number of shares of Series A Preferred Stock to deposit under the Offer, subject to applicable legal constraints and the pro rata entitlement of the depositing shareholders as described in the Offer;

•
The Offer provides holders of Series A Preferred Stock with an opportunity to obtain liquidity with respect to all or a portion of their shares, in quantities which might not otherwise be available in the market without affecting the trading price unduly and without incurring brokers’ fees or commissions or other transaction costs associated with market sales;

•
Holders of Series A Preferred Stock who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them to the extent that shares are purchased by the Company pursuant to the Offer; and

•
It is expected that, following the completion of the Offer in accordance with its terms, that the Series A Preferred Stock will continue to be listed and trade on the NASDAQ Global Select and there will be still be a market for holders of Series A Preferred Stock who do not tender to the Offer.

None of us, our Board of Directors, the Information Agent or the Depositary, or any of our or their respective affiliates, makes any recommendation to any holder of our Series A Preferred Stock as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Holders of Series A Preferred Stock should carefully evaluate all information in the Offer. Holders of Series A Preferred Stock are also urged to consult with their financial or tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information included in, and incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal.
Certain Effects of the Offer. Holders of Series A Preferred Stock who do not tender their shares pursuant to the Offer and holders of Series A Preferred Stock who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to have all rights associated with the ownership of such retained shares, including the right to receive or accrue dividends in respect of such shares, while also bearing the attendant risks associated with owning shares of Series A Preferred Stock. As a result, those holders of Series A Preferred Stock will realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Holders of Series A Preferred Stock may be able to sell non-tendered shares in the future on the NASDAQ Global Select or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a holder of Series A Preferred Stock may be able to sell his or her shares in the future.
Shares of Series A Preferred Stock accepted for payment by us in the Offer will be restored to the status of authorized but unissued shares of Series A Preferred Stock without designation as to class or series. Immediately prior to our purchase of shares of Series A Preferred Stock that are tendered in the Offer, Spark HoldCo will redeem from us an equal number of Spark HoldCo Series A preferred units in exchange for the same amount of cash that is to be paid by us to purchase shares of Series A Preferred Stock pursuant to the Offer, and such preferred units will be cancelled by Spark HoldCo.
If participation in the Offer is high, the trading market for the remaining outstanding shares of Series A Preferred Stock as compared to periods prior to the Offer may be less liquid and market prices may fluctuate significantly if the volume of Series A Preferred Stock trading declines. If the total number of outstanding shares of Series A Preferred Stock is reduced as a result of the Offer, the Series A Preferred Stock may command a lower price or trade with greater volatility or infrequency than would a comparable security with a greater public float. Such a decrease in liquidity may make it more difficult for holders of shares of Series A Preferred Stock that do not tender their shares in the Offer to sell their shares of Series A Preferred Stock. On the other hand, tendering holders of Series A Preferred Stock whose shares of Series A Preferred Stock are accepted for payment will lose the opportunity to trade such shares of Series A Preferred Stock and the chance to participate in any future market upside of the Series A Preferred Stock, or any future redemption or repurchase of the Series A Preferred Stock by the Company.
We also do not expect the Offer to cause our Series A Preferred Stock to cease to be traded on the NASDAQ Global Select.
We may, in the future, decide to purchase shares of Series A Preferred Stock. Any such purchases may be on the same terms as, or on terms that are more or less favorable to holders of Series A Preferred Stock than, the terms of the Offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares of Series A Preferred Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. The prohibition in Rule 13e-4(f)(6) does not apply to purchases of common stock.
Other Plans. Except as otherwise disclosed in this Offer to Purchase, including the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•
any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on our Board of Directors (except that we may fill vacancies arising on our Board of Directors in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;
•	any class of our equity securities ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes in our charter or bylaws that could impede the acquisition of control of us.
Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including repurchases of shares of our common stock in the open market, through block trades or in private transactions, strategic acquisitions, business combinations and divestitures, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.
3.	Procedures for Tendering Series A Preferred Stock
Valid Tender. For a holder of Series A Preferred Stock to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:
•
a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•	tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or
(ii) the tendering holder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.
The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge holders of Series A Preferred Stock who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.
Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at DTC (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering holder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering holder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:
•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”
For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal.
Guaranteed Delivery. If you wish to tender shares under the Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•	your tender is made by or through an eligible institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and
•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one trading day after the date of receipt by the Depositary of that Notice of Guaranteed Delivery, confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which The NASDAQ Global Select Market is open for business.
A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will promptly credit the shares to the appropriate account maintained by the tendering holder at the book-entry transfer facility after the expiration or termination of the Offer or the proper withdrawal of the shares, without expense to the holder.
Tendering Holder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to us that (a) such holder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all holders of Series A Preferred Stock or any defect or irregularity in any tender with respect to any particular shares or any particular holder of our Series A Preferred Stock whether or not we waive similar defects or irregularities in the case of other holders of Series A Preferred Stock. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to individual or certain non-corporate holders of Series A Preferred Stock pursuant to the Offer may be subject to backup withholding unless the holder provides the information described in Section 13. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross proceeds otherwise payable to a non-U.S. holder (as defined in Section 13) of Series A Preferred Stock, as described in Section 13.
4.	Withdrawal Rights
Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 11:59 p.m., New York City time, on Wednesday, January 15, 2025, the 40th business day after the commencement of the Offer, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:
•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and
•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If a holder of Series A Preferred Stock has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the holder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any holder, whether or not we waive similar defects or irregularities in the case of any other holder. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.
5.	Purchase of Series A Preferred Stock and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price in cash for (and thereby purchase) up to 800,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provision of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•	a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,
•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message, and
•	any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering holder as promptly as practicable after the Expiration Time.
Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
Any tendering U.S. holder (as defined in Section 13) who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to backup withholding, unless such holder establishes that such holder is within a class of persons that is exempt from backup withholding, such as corporations and non-U.S. holders (as defined in Section 13). In order for a tendering non-U.S. holder to avoid backup withholding, the non-U.S. holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s non-U.S. status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. Notwithstanding the delivery of an IRS Form W-8 to establish an exemption from backup withholding, certain non-U.S. holders may still be subject to regular U.S. federal income tax withholding on gross proceeds payable to them pursuant to this Offer to Purchase. Section 13 of this Offer to Purchase describes certain U.S. federal income tax considerations of a sale of shares under the Offer.
6.	Conditions of the Tender Offer
Notwithstanding any other provision of the Offer (but subject to the provisions of Section 14), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after November 15, 2024 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:
1.
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer.

2.
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or

(iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries.
3.
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, on or after November 15, 2024, the last trading day prior to the commencement of the tender offer, (iv) a significant further slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease; (v) any other change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (vi) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof.

4.
there shall have been a decrease of more than 20% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 15, 2024.

5.
there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States.

6.	any necessary regulatory approvals or non-objections shall not have been obtained or shall not remain in full force and effect.
7.
the consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NASDAQ Global Select or otherwise cause the shares to be subject to deregistration under the Exchange Act.

8.
a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before November 15, 2024).

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time.
Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer and, if the condition is material, we will promptly disclose our decision whether or not to waive such condition. See Section 14. Any determination by us concerning the events described in this section will be final and binding upon all persons; provided, however, holders are not foreclosed from challenging such determination in a court of competent jurisdiction.

7.	Price Range of Series A Preferred Stock; Dividends
The Series A Preferred Stock is listed on the NASDAQ Global Select under the symbol VIASP. On November 14, 2024, the last reported sale prices for the Series A Preferred Stock was $21.54. The following table sets forth the high and low sales prices for the Series A Preferred Stock for the periods shown:
Series A Preferred Stock

	High $	Low $
Fiscal 2022
First Quarter	25.70	24.88
Second Quarter	25.26	23.00
Third Quarter	25.24	22.89
Fourth Quarter	24.98	22.75
Fiscal 2023
First Quarter	25.10	19.22
Second Quarter	21.20	10.08
Third Quarter	20.10	11.60
Fourth Quarter	21.94	15.24
Fiscal 2024
First Quarter	22.95	17.70
Second Quarter	24.35	19.64
Third Quarter	24.02	17.66
Fourth Quarter(1)	21.60	20.10

(1)	For the period beginning October 1, 2024 and ending November 14, 2024
As of November 14, 2024 we had 3,567,543 shares of Series A Preferred Stock outstanding. As of November 14, 2024, we had fewer than 300 holders of record of Series A Preferred Stock based on information provided by our transfer agent. We announced our intention to make the Offer before the market opened on November 15, 2024.
Dividends. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends payable on the 15th day of each April, July, October and January (each a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a business day, such payment shall be me made on the following business day. Dividends on the Series A Preferred Stock accrue daily and are cumulative from, and including, the date of original issue. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of 8.75%, based on the $25.00 liquidation preference per annum (the “Fixed Dividend Rate”) during the Fixed Rate Period (as defined below). The Fixed Dividend Rate accrues from, and including, the date of original issuance to, but not including, April 15, 2022 (the “Fixed Rate Period”). On and after April 15, 2022 (the “Floating Rate Period”), dividends on the Series A Preferred Stock will accrue at an annual rate equal to the sum of (a) Three-Month LIBOR as calculated on each applicable date of determination and (b) 6.578%, based on the $25.00 liquidation preference per share of Series A Preferred Stock.
Holders of Series A Preferred Stock who tender shares in the Offer that are accepted for purchase by the Company will not be entitled to receive any future dividends on such shares of Series A Preferred Stock paid after the Expiration Time.
8.	Source and Amount of Funds
Assuming that 800,000 shares are purchased in the Offer at a price of $22.50 per share, the aggregate purchase price will be approximately $18 million.
We anticipate that we will pay for the shares tendered in the Offer and all fees and expenses applicable to the Offer from cash on hand. The Company expects to have cash on hand at the Expiration Date to fund the

Offer, which may include amounts borrowed under its Senior Credit Facility (defined below). As of November 14, 2024, we had approximately $6.03 million in cash and cash equivalents. The Offer is not conditioned upon the receipt of financing. See Section 6 and Section 15.
The Company and Spark Holdco (together with certain subsidiaries of the Company and Spark Holdco, the “Co-Borrowers”) maintain a senior secured borrowing base credit facility with Woodforest National Bank, as administrative agent (the “Agent”), swing bank, swap bank, issuing bank, joint-lead arranger, sole bookrunner and syndication agent, and the other financial institutions party thereto as lenders (the “Senior Credit Facility”). The Senior Credit Facility matures on June 30, 2027 and has a borrowing capacity of $205.0 million.
The Company regularly repays amounts outstanding and reborrows funds under its Senior Credit Facility based on its working capital and other general corporate requirements. The Company intends to maintain this practice going forward, including using excess cash available to reduce the balance outstanding, which as of November 14, 2024 was $45 million.
Borrowings under the Senior Credit Facility are available for working capital loans, loans to fund acquisitions, swingline loans, letters of credit and for repurchases of Series A Preferred Stock (subject to the terms and conditions therein). Borrowings under the Senior Credit Facility bear interest at the following rates depending on the classification of the borrowing and provided further that at no time shall the interest rate be less than four percent (4.0%) per annum:
•
The Base Rate (a rate per annum equal to the greatest of (a) the prime rate, (b) the Federal Funds Rate plus ½ of 1% and (c) Term Secured Overnight Financing Rate (“SOFR”) for a one month tenor plus 1.0%, provided, that the Base Rate shall not at any time be less than 0%), plus an applicable margin of 2.25% to 3.50% depending on the type of borrowing and the average outstanding amount of loans and letters of credit under the Senior Credit Facility at the end of the prior fiscal quarter;

•
The Term SOFR (a rate equal to the forward looking secured overnight financing rate published by the SOFR administrator on the website of the Federal Reserve Bank of New York or any successor source with either a comparable tenor (for any calculation with respect to a SOFR loan) or a one month tenor (for any calculation with respect to a Base Rate loan)), plus an applicable margin of 3.25% to 4.50% depending on the type of borrowing and the average outstanding amount of loans and letters of credit under the Senior Credit Facility at the end of the prior fiscal quarter; or

•
The Daily Simple SOFR (a rate equal to the forward looking secured overnight financing rate published by the SOFR administrator on the website of the Federal Reserve Bank of New York or any successor source and applied on a daily basis by the Agent in accordance with rate recommendations for daily loans), plus an applicable margin of 3.25% to 4.50% depending on the type of borrowing and the average outstanding amount of loans and letters of credit under the Senior Credit Facility at the end of the prior fiscal quarter, plus a liquidity premium added by the Agent to each borrowing.

The Co-Borrowers are required to pay a non-utilization fee of 0.50% quarterly in arrears on the unused portion of the Senior Credit Facility. In addition, the Co-Borrowers are subject to additional fees including an upfront fee, an annual administrative agency fee, an arrangement fee and letter of credit fees.
The Senior Credit Facility contains covenants that, among other things, require the maintenance of specified ratios or conditions including:
•
Minimum Fixed Charge Coverage Ratio. The Company must maintain a minimum fixed charge coverage ratio of not less than 1.10 to 1.00. The Minimum Fixed Charge Coverage Ratio is defined as the ratio of (a) Adjusted EBITDA to (b) the sum of, among other things, consolidated interest expense, letter of credit fees, non-utilization fees, earn-out payments, certain restricted payments, taxes, and payments made on or after July 31, 2020 related to the settlement of civil and regulatory matters if not included in the calculation of Adjusted EBITDA. Our Minimum Fixed Charge Coverage Ratio as of September 30, 2024 was 1.68 to 1.00.

•
Maximum Total Leverage Ratio. The Company must maintain a ratio of (x) the sum of all consolidated indebtedness (excluding eligible subordinated debt and letter of credit obligations), plus (y) gross amounts reserved for civil and regulatory liabilities identified in filings with the SEC, to Adjusted EBITDA of no more than 3.00 to 1.00. Our Maximum Total Leverage Ratio as of September 30, 2024 was 1.96 to 1.00.

As of September 30, 2024, the Company was in compliance with financial covenants under the Senior Credit Facility. The Company continues to manage the impact of commodity costs on financial covenant compliance. Maintaining compliance with our covenants under our Senior Credit Facility may impact our ability to pay dividends on our Series A Preferred Stock.
The Senior Credit Facility contains various customary affirmative covenants that require, among other things, the Company to maintain insurance, pay its obligations and comply with law. The Senior Credit Facility also contains customary negative covenants that limit the Company’s ability to, among other things, incur certain additional indebtedness, grant certain liens, engage in certain asset dispositions, merge or consolidate, make certain payments, distributions and dividends, investments, acquisitions or loans, materially modify certain agreements, and enter into transactions with affiliates.
The Senior Credit Facility is secured by pledges of the equity of the portion of Spark HoldCo owned by the Company, the equity of Spark HoldCo’s subsidiaries, the Co-Borrowers’ present and future subsidiaries, and substantially all of the Co-Borrowers’ and their subsidiaries’ present and future property and assets, including intellectual property assets, accounts receivable, inventory and liquid investments, and control agreements relating to bank accounts.
The Company is entitled to pay cash dividends so long as: (a) no default exists or would result therefrom; (b) the Co-Borrowers are in pro forma compliance with all financial covenants before and after giving effect thereto; and (c) the outstanding amount of all loans and letters of credit do not exceed the borrowing base limits.
The Senior Credit Facility contains certain customary representations and warranties and events of default. Events of default include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments in excess of $5.0 million, certain events with respect to material contracts, and actual or asserted failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect. If such an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.
9.	Certain Information Concerning the Company
Overview. We are an independent retail energy services company founded in 1999 and are organized as a Delaware corporation that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. We purchase our electricity and natural gas supply from a variety of wholesale providers and bill our customers monthly for the delivery of electricity and natural gas based on their consumption at either a fixed or variable price. Electricity and natural gas are then distributed to our customers by local regulated utility companies through their existing infrastructure.
W. Keith Maxwell, III is the Chief Executive Officer, a director, and the owner of all of the voting power of our common stock through his ownership of Retailco, LLC (“Retailco”). Retailco is a wholly owned subsidiary of TxEx Energy Investments, LLC (“TxEx”), which is wholly owned by Mr. Maxwell. The address of TxEx and RetailCo is 12140 Wickchester Ln, Suite 100, Houston, TX 77079.
Our principal executive offices are located at 12140 Wickchester Ln, Suite 100, Houston, TX 77079 and our telephone number is (713) 600-2600. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of the Offer.

The following table sets forth our directors and executive officers:

Name	Position
W. Keith Maxwell III	Chief Executive Officer and Chairman
Mike Barajas	Chief Financial Officer
Paul Konikowski	Chief Operating Officer
Amanda E. Bush	Director
Kenneth M. Hartwick	Director
Stephen Kennedy	Director

Incorporation of Documents by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. The following documents filed by us with the Commission are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (other than, in each case, information furnished rather than filed):
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 29, 2024;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Commission on October 31, 2024;
•	our Definitive Proxy Statement on Schedule 14A filed with the Commission on March 28, 2024; and
•	and our Current Reports on Form 8-K filed with the Commission.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in the Offer shall be deemed to be modified or superseded for purposes of the Offer to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein (other than, in each case, information furnished rather than filed) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer, except as so modified or superseded.
You may obtain any document incorporated herein by reference by contacting the Commission as described below under “Where You Can Find More Information” or by contacting us at D.F. King & Co., Inc. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than 5:00 p.m., New York City time, New York City time, Wednesday, December 11, 2024, so that such documents may be delivered to you prior to the Expiration Time.
Where You Can Find More Information. We file annual, quarterly and current reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. The Commission maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.sparkenergy.com (under “Filings & Reports” in the “Investor Relations” section) copies of materials we file with, or furnish to, the Commission.
We also have filed an Issuer Tender Offer Statement on Schedule TO-I with the Commission that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO-I, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
Information about us is also available on our website. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of the Offer.
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Company’s Securities
Our Chief Executive Officer and Chairman, W. Keith Maxwell III owns 7,000 shares of Series A Preferred Stock. He does not intend to participate in the Offer. Except as otherwise stated, no subsidiary of the Company or, to the best of the Company’s knowledge, any executive officer, director or associate of the Company, beneficially owns any shares of Series A Preferred Stock. The Company has not engaged in any transactions concerning the Series A Preferred Stock during the past 60 days.
Except as set forth in this Offer to Purchase, the Schedule TO-I or the documents incorporated by reference into this Offer to Purchase or the Schedule TO-I, neither the Company nor, to the best of the Company’s knowledge, any affiliate, director or executive officer of the Company, is a party to any contract, arrangement, understanding or relationship with any other person with relating, directly or indirectly, to the Offer or the Series A Preferred Stock or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
Our directors and executive officers, to the extent they beneficially own shares, are entitled to participate in the Offer on the same basis as all other holders. Our Chief Executive Officer and Chairman owns 7,000 shares of Series A Preferred Stock and none of our other officers or directors beneficially own shares of Series A Preferred Stock. Our Chief Executive Officer and Chairman has advised us that he does not intend to participate in the Offer.
Spark HoldCo, LLC Limited Liability Company Agreement
At the closing of our initial public offering, we entered into the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo”), by and among us, Spark HoldCo, NuDevco Retail and NuDevco Retail Holdings, a Delaware limited liability company (“NuDevco Retail Holdings”). In connection with the issuance of the Series A Preferred Stock in March 2017, we, Spark HoldCo, NuDevco Retail and RetailCo (as successor to NuDevco Retail Holdings) entered into the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement to amend the prior agreement to provide for, among other things, the designation and issuance of Spark HoldCo Series A preferred units, as another equity security of Spark HoldCo to be issued concurrently with the issuance of Series A Preferred Stock by us, including specific terms relating to distributions by Spark HoldCo in connection with the payment by us of dividends on the Series A Preferred Stock, the priority of liquidating distributions by Spark HoldCo, the allocation of income and loss to us in connection with distributions by Spark HoldCo on Series A preferred units, and other terms relating to the redemption and conversion by us of the Series A Preferred Stock. Amendment No. 1 to the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement was entered into by us, Spark HoldCo, NuDevco Retail and RetailCo in connection with the issuance of additional shares of Series A Preferred Stock in February 2018. Amendment No. 2 to the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement was entered into by us, Spark HoldCo, NuDevco Retail and RetailCo on March 30, 2020. Amendment No. 3 to the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement (as amended, the “Spark HoldCo LLC Agreement”) was entered into by us, Spark HoldCo, and RetailCo on October 30, 2024.
The Spark HoldCo LLC Agreement provides that if we redeem or otherwise repurchase shares of Class A common stock, Series A Preferred Stock, or another equity security (other than shares of Class B common stock), Spark HoldCo will concurrently redeem or repurchase an equal number of corresponding limited liability company units from us in exchange for cash in the amount required for us to redeem such equity security. As a result, the number of Spark HoldCo units of the relevant class held by us always equals the number of shares of Class A common stock, Series A Preferred Stock or such other equity securities, as applicable, we have outstanding.
The Spark HoldCo LLC Agreement also provides that Spark HoldCo will pay certain of our expenses attributable to our status as a public company. Such expenses include, but are not limited to, accounting and legal fees, independent director compensation, director and officer liability insurance expense, Sarbanes-Oxley compliance, transfer agent and registrar fees, tax return preparation, investor relations expense, SEC and NASDAQ compliance fees and the fees and expenses of other service providers that provide services to us in connection with our obligations as a publicly-traded company.

Material Agreements Involving Executive Officers and Directors
Indemnification Agreements
Each of the Company’s executive officers and directors have entered into indemnification agreements with the Company. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Employment Agreement with W. Keith Maxwell
In March 2020, we entered into an employment agreement with Mr. Maxwell, by which Mr. Maxwell was named Interim President and Interim Chief Executive Officer of the Company and all of its wholly-owned subsidiaries. Mr. Maxwell was appointed to Chief Executive Officer in November 2020. Mr. Maxwell’s employment agreement provides for a term beginning March 13, 2020 and continuing in force and effect until the appointment of a new person or persons as President and/or Chief Executive Officer. Mr. Maxwell’s employment agreement further provides that:
•	Mr. Maxwell will have an annual base salary of $1.00;
•	Mr. Maxwell is eligible to participate in any annual bonus plan established by the Company;
•	Mr. Maxwell is eligible to participate in the Company’s benefit plans and programs;
•	the Company will indemnify and hold Mr. Maxwell harmless for all acts and omissions during his employment to the maximum extent possible; and
•	the Company will purchase and maintain directors’ and officers’ liability insurance providing coverage for Mr. Maxwell.
Employment Agreements with Messrs. Barajas and Konikowski
In November 2021, the Company entered into an employment agreement with each of Mr. Barajas and Mr. Konikowski. Each of the employment agreements provides for an initial term through December 31, 2022. The terms of each of the employment agreements automatically renews for periods of 12 months unless a party under the employment agreements provides notice of non-renewal at least 30 days prior to the expiration of the then-existing term. The employment agreements each provide that, in the event the relevant executive is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason,” the executive will, subject to execution of a release of claims, be entitled to receive the following payments and benefits:
•
12 months’ base salary plus an additional amount equal to the employee’s target bonus for the year of termination pro-rated based upon the number of days employee was employed in the calendar year of termination and based upon our actual performance through such date of termination, payable in twelve substantially equal installments (the “Severance Payment”);

•	any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination (the “Post-Termination Bonus Payment”); and
•	full vesting of any outstanding unvested awards held by the executive under the incentive plan of the Company.
Consulting Agreement with Good Counsel
On August 27, 2020, we entered into the Consulting Agreement with Good Counsel Legal Services, LLC, pursuant to which Ms. Clay agreed to fulfill the role of Acting General Counsel and Secretary. On August 1, 2021, the Consulting Agreement was amended to reflect a change of the entity from Good Counsel Legal Services, LLC to Good Counsel Group LLC, and on November 28, 2022 to increase the monthly amount from $50,000 to $60,000, effective December 1, 2022.
On July 5, 2023, the Consulting Agreement was further amended to reflect a change in (i) the amounts payable, (ii) Ms. Clay’s title from Acting General Counsel and Secretary of the Company to Consultant and

(iii) the services to be performed by Ms. Clay under the Consulting Agreement. Pursuant to the Consulting Agreement, as amended on July 5, 2023, Ms. Clay will assist the Company and its legal team and lawyers, on a part-time, as needed basis, on Company legal matters, regulatory matters and legal strategy at a rate of $350.00 per hour.
In addition to the fees mentioned above, the Consulting Agreement also provided for (a) a one-time $50,000 sign-on bonus to be paid to Good Counsel, and (b) a grant to Ms. Clay of 5,500 restricted stock units, half of which vested on May 18, 2021, and the other half of which vested on May 18, 2022.
The Consulting Agreement provides that outstanding RSUs will vest upon a Change in Control. The Consulting agreement generally defines “Change in Control” to mean:
•
the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person, of 50% or more of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, or by any person of 90% or more of the then total outstanding shares of Class A Common Stock;

•	individuals who constitute the incumbent board cease for any reason to constitute at least a majority of the Board;
•	consummation of certain reorganizations, mergers or consolidations or a sale or other disposition of all or substantially all of our assets or an acquisition of assets of another entity;
•	approval by our shareholders of a complete liquidation or dissolution;
•
a public offering or series of public offerings by Parent and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of our total outstanding voting securities;

•	a disposition by Parent and its affiliates in which their total interest drops below 10 million of our total outstanding voting securities; or
•
any other business combination, liquidation event of Parent and its affiliates or restructuring of us which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control.

The Consulting Agreement provides for an initial term from September 1, 2020 to August 31, 2022. On or after August 1, 2022, we may terminate the Consulting Agreement by giving written notice that Consulting Agreement ends 60 days from the date of the written notice. If we do not provide such notice, the Consulting Agreement will continue month-to-month until we terminate it by providing 60 days’ advance written notice. We may also terminate the Consulting Agreement at any time for Cause.
11.	Effects of the Tender Offer on the Market for Series A Preferred Stock; Registration under the Exchange Act
The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of holders of Series A Preferred Stock. As a result, trading of equivalent volumes of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. We do not expect the Offer to cause the Series A Preferred Stock to cease to be traded on the NASDAQ Global Select. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act.
12.	Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.
13.	Certain U.S. Federal Income Tax Considerations
The following is a discussion of certain U.S. federal income tax considerations with respect to participating in the Offer. This discussion is limited to holders of Series A Preferred Stock that hold their shares as “capital assets” for U.S. federal income tax purposes (generally property held for investment). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Series A Preferred Stock in light of their personal circumstances. In addition, this discussion does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This discussion also does not address tax considerations applicable to holders that may be subject to special treatment under the U.S. federal income tax laws, such as:
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons that acquired Series A Preferred Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•	certain former citizens or long-term residents of the United States; and
•
persons that hold Series A Preferred Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Series A Preferred Stock is involved, or the tax consequences to holders of any other interest in us, including options or similar rights to acquire Series A Preferred Stock.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Series A Preferred Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Series A Preferred Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF SERIES A PREFERRED STOCK CONSIDERING TENDERING THEIR SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Tax Considerations for U.S. Holders
This section is addressed to “U.S. holders” of Series A Preferred Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Series A Preferred Stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Tender of Shares Pursuant to the Offer
Characterization of the Exchange—Distribution vs. Sale Treatment. If a holder tenders its shares of Series A Preferred Stock pursuant to the Offer, the exchange of such shares for cash will be a taxable event for U.S. federal income tax purposes. The treatment of the exchange for U.S. federal income tax purposes will depend on whether the exchange qualifies as a sale of the tendered shares under Section 302 of the Code. If the exchange qualifies as a sale or other exchange of the tendered shares, the tendering U.S. holder will be treated as described under “—U.S. Holders—Tender of Shares Pursuant to the Offer—Sale or Exchange Treatment.” If the exchange does not qualify as a sale of the tendered shares, the tendering U.S. holder will be treated as receiving a corporate distribution with the tax consequences described under “—U.S. Federal Income Tax Considerations for U.S. Holders—Tender of Shares Pursuant to the Offer—Distribution Treatment.”
Under the stock redemption rules of Section 302 of the Code, an exchange of shares of Series A Preferred Stock for cash pursuant to the Offer will generally be treated as a sale of those shares (rather than as a corporate distribution) if the exchange (i) results in a “complete termination” of the holder’s entire equity interest in us or (ii) is “not essentially equivalent to a dividend” with respect to the holder (together, the “Section 302 tests”). In determining whether any of the Section 302 tests are satisfied, a holder takes into account not only stock owned directly by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock actually owned, stock owned by certain related individuals (except that in the case of a “complete termination” a holder may waive, under certain circumstances, attribution from family members) and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option.
An exchange of Series A Preferred Stock for cash pursuant to the Offer will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the exchange will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Holders participating in the Offer should consult with their own tax advisors regarding the application of Section 302 of the Code to their particular circumstances.
Sale or Exchange Treatment. If the exchange of the tendered shares of Series A Preferred Stock for cash pursuant to the Offer qualifies as a sale or exchange of such shares, the tendering U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such exchange and (ii) the U.S. holder’s adjusted tax basis in its shares exchanged. A U.S. holder’s adjusted basis in its shares of Series A Preferred Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to the exchange generally will be long-term capital gain or loss if the U.S. holder held the shares exchanged for more than one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Distribution Treatment. If the exchange of the tendered shares of Series A Preferred Stock for cash pursuant to the Offer does not qualify as a sale or exchange of such shares, the entire amount of cash received by the tendering U.S. holder pursuant to the Offer will be treated as a distribution of cash from us with respect to such holder’s shares of Series A Preferred Stock. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of Series A Preferred Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of shares of Series A Preferred Stock and will be treated as described under “—U.S. Federal Income Tax Considerations for U.S. Holders—Tender of Shares Pursuant to the Offer—Sale or Exchange Treatment” above. Any remaining tax basis in the shares of Series A Preferred Stock tendered will be transferred to any remaining shares of Series A Preferred Stock held by the relevant U.S. holder.
To the extent that the tendering U.S. holder is a corporation and the cash it receives in exchange for its tendered shares of Series A Preferred Stock is treated as a dividend, such corporate U.S. holder (i) generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
The stock redemption rules of Section 302 of the Code are complex and the determination of whether an exchange of tendered shares of Series A Preferred Stock for cash pursuant to the Offer will be treated as a sale of such shares or as a distribution with respect to such shares is made on a holder-by-holder basis. U.S. holders considering tendering their shares of Series A Preferred Stock are encouraged to consult their own tax advisors as to whether the exchange of their shares for cash pursuant to the Offer will be treated as a sale or as a distribution under the Code.
Information Withholding and Backup Withholding. Payments received by a tendering U.S. holder in exchange for its shares of Series A Preferred Stock pursuant to the Offer may be subject, under certain circumstances, to information and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Non-Tendering Non-U.S. Holders
The Offer generally will not result in any U.S. federal income tax consequences to non-tendering non-U.S. holders.

U.S. Federal Income Tax Considerations for Non-U.S. Holders
This section is addressed to “non-U.S. holders” of Series A Preferred Stock. For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of shares of Series A Preferred Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
Tender of Shares Pursuant to the Offer
If a non-U.S. holder tenders its shares of Series A Preferred Stock pursuant to the Offer, the characterization for U.S. federal income tax purposes of the exchange of such shares for cash generally will correspond to the U.S. federal income tax characterization of such exchange of a U.S. holder’s shares of Series A Preferred Stock, as described in “—U.S. Federal Income Tax Considerations for U.S. Holders—Tender of Shares Pursuant to the Offer—Characterization of the Exchange—Distribution vs. Sale Treatment” above.
Sale or Exchange Treatment. If the exchange of the tendered shares of Series A Preferred Stock for cash pursuant to the Offer qualifies as a sale or exchange of such shares, the tendering non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the exchange unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

•
the Series A Preferred Stock constitutes a United States real property interest as a result of us being or having been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we are not, and have not been and will not be at any time during the shorter of the five-year period ending on the date of disposition pursuant to the Offer or the period that the non-U.S. holder held shares of Series A Preferred Stock, a USRPHC for U.S. federal income tax purposes. In the event we are a USRPHC, as long as our shares of Series A Preferred Stock are regularly traded on an established securities market, gain from the disposition of the shares of Series A Preferred Stock will be subject to taxation under the third bullet point only with respect to a non-U.S. holder that actually or constructively held more than 5% of our shares of Series A Preferred Stock at any time during the shorter of (a) the five-year period ending on the date of the disposition pursuant to the Offer or (b) the non-U.S. holder’s holding period for such shares. If gain on the disposition of shares of Series A Preferred Stock were subject to taxation under the third bullet point above, the non-U.S. holder would generally be taxed as described in the preceding paragraph.
Distribution Treatment. If the exchange of the tendered shares of Series A Preferred Stock for cash pursuant to the Offer does not qualify as a sale or exchange of such shares, the entire amount of cash received by the tendering non-U.S. holder pursuant to the Offer will be treated as a distribution of cash from us with respect to such holder’s shares of Series A Preferred Stock. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of Series A Preferred Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of Series A Preferred Stock and will be treated as described under “—U.S. Federal Income Tax Considerations for Non-U.S. Holders—Tender of Shares Pursuant to the Offer—Sale or Exchange Treatment” above. Any remaining tax basis in the shares of Series A Preferred Stock tendered will be transferred to any remaining shares of Series A Preferred Stock held by the relevant non-U.S. holder.
Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any such distribution treated as made to a non-U.S. holder on its shares of Series A Preferred Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Because an applicable withholding agent may not know whether a particular holder qualifies for sale or exchange treatment, the Depositary or other applicable withholding agent may treat the cash received by a non-U.S. holder participating in the Offer as a dividend distribution from us. In such case, the Depositary or other applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a non-U.S. holder unless the Depositary or other applicable withholding agent determines that an exemption from withholding or a reduced rate of withholding is available.
Generally, to establish an applicable exemption from, or reduced rate of, U.S. federal withholding tax, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent an applicable IRS Form W-8, as described above. The Depositary or other applicable withholding agent may generally determine a holder’s status as a non-U.S. holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if such non-U.S. holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due.
Non-U.S. holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or exemption from withholding tax and the procedure for obtaining any available refund.
The stock redemption rules of Section 302 of the Code are complex and the determination of whether an exchange of tendered shares of Series A Preferred Stock for cash pursuant to the Offer will be treated as a sale of such shares or as a distribution with respect to such shares is made on a holder-by-holder basis. Non-U.S. holders considering tendering their shares of Series A Preferred Stock are encouraged to consult their own tax advisors as to whether the exchange of their shares for cash pursuant to the Offer shall be treated as a sale or as a distribution under the Code.
Information Reporting and Backup Withholding. Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Any dividends paid to a non-U.S.

holder (including constructive dividends received as a result of participating in the Offer) generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
To the extent non-U.S. holders tender shares of Series A Preferred Stock held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. holders should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on shares of Series A Preferred Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above.
Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.
Non-Tendering U.S. Holders
The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. holders.
HOLDERS OF SHARES OF SERIES A PREFERRED STOCK CONTEMPLATING TENDERING THEIR SHARES PURSUANT TO THE OFFER ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM , INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
14.	Extension of the Tender Offer; Termination; Amendment
Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO-I.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, or (b) decrease the number of shares being sought in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.
15.	Fees and Expenses
We have retained D.F. King & Co., Inc., to act as Information Agent and Equiniti Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Holders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if holders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.
16.	Miscellaneous
We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered broker dealers licensed under the laws of that jurisdiction.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO-I, which contains additional information with respect to the Offer (the “Schedule TO-I”). The Schedule TO-I, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I. We take no responsibility for, and can provide no assurance as to the reliability of, any information or representation, recommendation or information that others may provide you. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.
November 15, 2024

Via Renewables, Inc.
November 15, 2024
The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Series A Preferred Stock of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Equiniti Trust Company, LLC

By Mail:	By Facsimile Transmission:	By hand, express mail, courier, or other expedited service

Equiniti Trust Company Operations Center P.O. Box 525 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	Equiniti Trust Company Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)	Equiniti Trust Company 55 Challenger Road Suite #200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance may be directed to the Information Agent at their telephone numbers and/or addresses set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Company’s expense. Holders of Series A Preferred Stock may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Holders may call toll free: (800) 848-3416
Banks and Brokers may call: (212) 269-5550
Email: viasp@dfking.com